CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement No. 333-114404 of Hartford Life Insurance Company Separate Account Twelve on Form S-6, of our report dated February 24, 2012, except for Note 21, as to which the date is April 23, 2012, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Hartford Life Insurance Company's change in its method of accounting and reporting for variable interest entities and embedded credit derivatives as required by accounting guidance adopted in 2010 and for other-than-temporary impairments as required by accounting guidance adopted in
2009), and of our report dated April 13, 2012, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Twelve as of December 31, 2011, and the related statements of operations for each of the periods presented in the three years then ended, the statements of changes in net assets for each of the periods presented in the three years then ended, and the financial highlights in Note 6 for each of the periods presented in the five years then ended, both appearing within Part I of such Registration Statement and to the reference to us under the heading "Experts" also included within Part I of such Registration Statement.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 23, 2012